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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We have issued our report dated March 10, 2000, accompanying the consolidated financial statements and schedule included in the Annual Report of IndyMac Mortgage Holdings, Inc. on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statements of IndyMac Mortgage Holdings, Inc. on Form S-8 (File No. 033-56267, effective October 31, 1994, File No. 333-08905, effective July 26, 1996, File No. 333-36085, effective September 22, 1997 and File No. 333-55907, effective June 3, 1998) and on Form S-3 (File No. 333-41329, effective January 2, 1998, File No. 333-61625, effective September 1, 1998 and File No. 333-71329, effective March 1, 1999).


/s/ Grant Thornton LLP

Los Angeles, California
March 10, 2000